Exhibit 10.5

Scientific and Clinical Advisor Agreement

This Scientific and Clinical Advisor Agreement (“Agreement”) is made effective as of September 1, 2022 (the “Effective Date”), by Celularity Inc., a Delaware corporation with an address at 170 Park Avenue, Florham Park, NJ 07932 (including its affiliates and subsidiaries collectively “Celularity”), and Andrew L. Pecora, MD, an individual with an address at 31 Shrewsbury Drive, Rumson, NJ 07760 (the “Advisor”).

WHEREAS, Celularity desires to obtain the advice and counsel of the Advisor regarding Celularity’s business, technical, clinical and scientific matters within the Advisor’s experience and expertise; and

WHEREAS, Celularity would like to engage the Advisor as an independent contractor to provide advice and services to Celularity, and the Advisor is willing to provide such advice and services to Celularity on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Service as an Advisor. The Advisor shall serve as an advisor and provide advice and services to Celularity on a non-exclusive basis for the term of this Agreement (the “Services”). The Advisor shall perform Services hereunder as an independent contractor and not as an employee, agent, joint venturer or partner of Celularity. The Advisor shall have no power or authority to act for, represent or bind Celularity or its affiliates in any manner whatsoever, except as may be expressly agreed on each occasion, in writing, by Celularity. The Advisor agrees to take no action that expresses or implies that the Advisor has such power or authority.
2.
Duties. During the term of this Agreement, the Advisor will provide advice and guidance to Celularity as may be reasonably requested from time to time and shall act as co-chair Celularity’s Scientific and Clinical Advisory Board and participate in Celularity’s Scieitnific and Clinical Advisory Board meetings as requested. In carrying out the duties and performing the Services and observing and performing the covenants and obligations under this Agreement, the Advisor will at all times act honestly, in good faith and in the best interests of Celularity. The Advisor will report directly to the CEOof Celularity, or his designee, in the course of performing the Advisor’s duties, unless otherwise expressly directed by Celularity.
3.
Term. This Agreement shall have an initial term of one (1) year unless otherwise terminated earlier by either party for uncured material breach (the “Initial Term”). Upon expiration of the Initial Term, the agreement may be renewed for subsequent one year terms (each a “Renewal Term”) upon written consent of the parties. The provisions of Sections 4.2, 4.5, 5, 6, and 8.2 shall survive any termination or expiration of this Agreement. In the event this

Agreement is terminated by either party, unpaid expenses through the termination date shall be paid to the Advisor pursuant to Section 4 below.
4.
Compensation and Expenses.
4.1
Compensation. As compensation for the Advisor’s services under this Agreement:
(a)
Celularity shall pay the Advisor an annual fee of fifty thousand US Dollars ($100,000.00 USD).
(b)
Subject to approval by Celularity’s Board of Directors, Celularity shall issue to the Advisor incentive-based compensation in the form of Restricted Stock Units (“RSUs”) equal to one hundred twenty-five thousand 00/100 US Dollars ($125,000.00 USD), at a price per share equal to the fair market value of Celularity’s common stock on the grant date, as determined by Celularity’s Board of Directors. The RSUs shall vest in equal amounts of thirty-one thousand two hundred fifty 00/100 US Dollars ($31,250.00 USD) each year for the next four (4) years and shall be granted under, and subject to, the terms of Celularity’s then current Equity Incentive Plan and an award agreement between Celularity and the Advisor.
4.2
Taxes. It is intended that the compensation paid hereunder will constitute revenue to the Advisor. Celularity shall not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining workers’ compensation insurance on the Advisor’s behalf. However, Celularity may file informational returns with the appropriate federal and state agencies regarding such payments. The Advisor is solely responsible for the payment of all taxes and contributions on the Advisor’s behalf. To the extent consistent with applicable law, Celularity will not withhold any amounts therefrom as income tax withholding from wages or as employee contributions. The Advisor shall remain solely responsible and agrees to pay all federal, state and local taxes applicable to any compensation paid to the Advisor pursuant to this Agreement.
4.3
Expenses. Celularity agrees to reimburse the Advisor promptly for reasonable and customary out-of-pocket expenses incurred in connection with the Advisor’s services, provided that any single expense item in excess of $1,500, or monthly expense in excess of $2,500 in the aggregate, shall require pre-approval by Celularity. In order to be reimbursed for these business expenses, Consultant shall submit monthly invoices (including all supporting and itemized receipts/documentation for any expenses greater than $15.00) to Celularity. Celularity shall pay the amount of each invoice received from the Advisor within forty-five (45) days of receipt by Celularity unless Celularity has notified the Advisor within such forty five (45) day period that it disputes any particular invoiced item(s), which dispute the parties shall attempt in good faith to resolve. Because the difficulty in substantiating the validity of claims for payment increases with time, Celularity reserves the right to decline to pay on invoices more than ninety (90) days after an expense has been incurred. In no event will Celularity pay on invoices submitted more than one hundred eighty (180) days after an expense has been incurred.

4.4
Basis of Compensation. Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for Advisor to order and utilize any of Celularity’s products or services in the treatment and care of patients, or to purchase, lease, order, or recommend the purchasing, leasing or ordering of, any products manufactured or distributed by Celularity or any service relating thereto. The parties acknowledge and agree that the compensation set forth herein represents the fair market value of the Services to be provided by Advisor to Celularity, has been negotiated at arms-length, and has not been determined in a manner that takes into account the volume or value of referrals or business, if any, that may otherwise be generated between Celularity and Advisor.
4.5
Reporting Requirements. If applicable, Advisor agrees that the total compensation and related expenses paid to the Advisor pursuant to this Agreement will, if required by law, be reported by Celularity in accordance with all applicable laws and all federal and state reporting requirements, including, but not limited to the Physician Payment Sunshine Act in the United States (Section 6002 of the Patient Protection and Affordable Care Act) as applicable. The Advisor also agrees to reasonably cooperate with Celularity regarding any additional information Celularity may require to comply with such applicable laws and federal and state reporting requirements.
5.
Indemnification. In the performance of services under this Agreement, the Advisor shall be obligated to act only in good faith, and shall not be liable to Celularity for errors in judgment that are not the result of willful misconduct. Celularity agrees to indemnify and hold the Advisor harmless from and against any and all losses, claims, expenses, damages or liabilities, joint or several, to which the Advisor may become subject (including the costs of any investigation and all reasonable attorneys' fees and costs) or incurred by the Advisor, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the services rendered by the Advisor under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such losses, claims, related expenses, damages or liabilities arising out of or in connection with the Advisor’s willful misconduct or fraud, or material breach this Agreement. The terms and provisions of this Section 5 shall survive termination or expiration of this Agreement.
6.
Confidential Information; Developments; Non-Solicitation.
6.1
As used in this Agreement, “Confidential Information” means any and all confidential or proprietary technical, trade and business information furnished, in any medium, or disclosed in any form or method, including orally, by Celularity to the Advisor under this Agreement, or discovered by the Advisor under this Agreement through any means, including observation, including, but not limited to, information about Celularity’s employees, officers, directors, suppliers, customers, affiliates, businesses and business relationships; manufacturing processes and methods, plans or strategies, sources of supply, customer lists and markets; sales, profits, pricing, other financial data and know-how; financial projections, business plans, marketing plans, marketing materials, logos and designs; personnel statistics; current and future products, designs, developments, capabilities, inventions, prototypes, models, drawings, specifications, methods and trade secrets; technical data, inventions, processes, algorithms, formulae, franchises, databases, computer programs, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets; and such other information normally understood to be confidential or otherwise designated as such in writing by Celularity under this Agreement, as well as information discerned from, based on or relating to any of the foregoing which may be prepared or created by the Advisor under this Agreement. “Confidential Information” shall not include:
(a)
information that is publicly available as of the date of this Agreement; or
(b)
information that subsequently becomes publicly available or generally known in the industry through no fault of the Advisor, provided that such information shall be deemed Confidential Information until such time as it becomes publicly available or generally known.
6.2
The Advisor shall retain all Confidential Information in trust for the sole benefit of Celularity, its successors and assigns, and shall comply with any and all procedures adopted from time to time to protect and preserve the confidentiality of any Confidential Information. The Advisor shall not at any time, during or after the term of this Agreement, directly or indirectly, divulge, use or permit the use of any Confidential Information, except as required by the Advisor's services under this Agreement. Advisor agrees to employ reasonable steps to protect Confidential Information from unauthorized or inadvertent disclosure, but at a minimum to the same extent as the Advisor protects the Advisor's own confidential information. Upon expiration or termination of this Agreement and upon Celularity's request during the term of this Agreement, the Advisor shall promptly return any and all tangible Confidential Information (whether written or electronic) to Celularity, including all copies, abstracts or derivatives thereof.
6.3
Celularity shall own all right, title and interest in all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Advisor or jointly with others in the course of the Advisor’s performance of services under this Agreement or using Celularity's Confidential Information (collectively, “Developments”). The Advisor agrees to make full and prompt disclosure to Celularity of all Developments and provide all Developments to Celularity. Advisor hereby assigns to Celularity or its designee all of the Advisor’s right, title and interest in and to any and all Developments. The Advisor agrees to cooperate fully with Celularity, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of intellectual property rights (both in the United States and foreign countries) cover any Developments. The Advisor shall sign all documents which may be necessary or desirable in order to protect Celularity's rights in and to any Developments, and the Advisor hereby irrevocably designates and appoints each officer of Celularity as the Advisor's agent and attorney-in-fact to execute any such documents on the Advisor's behalf, and to take any and all actions as Celularity may deem necessary or desirable in order to protect its rights and interests in any Developments. Notwithstanding anything to the contrary above, this Section 6.3 does not apply to an invention for which no equipment, supplies, facility or trade secret information of Celularity was used and which was developed entirely on the Advisor's own time, unless the invention relates to the business of Celularity or to Celularity’s actual or demonstrably anticipated research or development, or the invention results from any work performed by the Advisor for Celularity.
6.4
The Advisor acknowledges that Celularity competes with other businesses that are or could be located anywhere; that the provisions of this Agreement are reasonable and necessary to protect and preserve Celularity’s business interests; and that the unauthorized disclosure, use or disposition of any Confidential Information in breach of this Agreement may cause irreparable harm and significant injury for which there is no adequate remedy at law. Accordingly, the parties agree Celularity shall have the right to immediate injunctive relief in the event of any breach or threatened breach of the obligations in this Section 6, without security or bond, in addition to any other remedies that may be available to Celularity at law or in equity. The terms and provisions of this Section 6 shall survive termination or expiration of this Agreement.
6.5
As additional protection for Confidential Information, Advisor agrees that during the period over which it is providing services under this Agreement, and for one year thereafter, Advisor will not encourage or solicit any employee or consultant of Celularity to leave Celularity for any reason.
7.
Publicity. Celularity shall, with prior written approval by the Advisor, have the right to use the name, biography and picture of the Advisor on Celularity’s website, marketing and advertising materials.
8.
Other Relationships.
8.1
During the term of this Agreement, and subject to Advisor’s obligation to the Institution, the Advisor shall provide Celularity with prior written notice if the Advisor intends to provide any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with Celularity, which written notice shall include the name of the competitor. It is understood that, in such event, Celularity will review whether the Advisor's activities are consistent with the Advisor remaining an Advisor to Celularity.
8.2
During the period that is six (6) months after the expiration or termination of this Agreement, and subject to Advisor’s obligation to the Institution, the Advisor shall provide Celularity with written notice any time that the Advisor provides any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with Celularity.
8.3
Notwithstanding anything to the contrary contained herein, Celularity hereby consents to the Advisor providing services, as an employee, consultant or otherwise, to the following companies: FORMTEXT none.
9.
No Conflicts. The Advisor represents and warrants to Celularity that the Advisor is free to enter into this Agreement and the services to be provided pursuant to this Agreement are not in conflict with any other contractual or other obligation to which the Advisor is bound. Celularity recognizes that Advisor is currently affiliated with a medical and research institution (“Institution”) and in connection with such affiliation, Advisor has entered into agreements with

Institution relating to ownership of intellectual property, conflicts of interest, and other matters, and is subject to certain policy statements (collectively, “Institution Agreement”). If any provisions of this Agreement conflict with the Institution Agreement, the terms of the Institution Agreement govern to the extent of such conflict, and the conflicting provisions of this Agreement shall not apply.
10.
Debarment.
10.1
Advisor hereby certifies that he or she has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including, but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, excluded, or otherwise declared ineligible from any federal agency or program. In the event that during the term of this Agreement, Consultant (i) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (ii) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, Consultant agrees to immediately notify Celularity. The Advisor also agrees that in the event that he or she becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, he or she shall immediately cease all activities relating to this Agreement.
10.2
In the event that Advisor becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, this Agreement shall automatically terminate, without any further action or notice by either party. In the event that Celularity receives notice from Advisor or otherwise becomes aware that (i) a debarment, suspension, exclusion, sanction, or declaration of ineligibility action has been brought against Advisor; or (ii) Advisor has been threatened with a debarment, suspension, exclusion, sanction, or ineligibility, then Celularity shall have the right to terminate this Agreement immediately.
10.3
Advisor hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership, or association which has been debarred under 21 U.S.C. Sec. 335a(a) or (b), or listed in the DHHS/OIG List of Excluded Individuals/Entities or the General Services Administration's Listing of Parties Excluded from Federal Procurement and NonProcurement Programs. In the event Advisor becomes aware of the debarment, suspension, exclusion, sanction, or ineligibility, or threatened debarment, suspension, exclusion, sanction, or ineligibility of any individual, corporation, partnership, or association providing services to Advisor which directly or indirectly relate to the activities under this Agreement, Advisor shall notify Celularity immediately. Upon the receipt of such notice by Advisor, or if Celularity otherwise becomes aware of such debarment, suspension, exclusion, sanction, or ineligibility, or threatened debarment, suspension, exclusion, sanction, or ineligibility, Celularity shall have the right to terminate this Agreement immediately.
11.
Notices. Notices are to be delivered in writing, in the case of Celularity, to Celularity, Inc., 33 Technology Drive, Warren, NJ 07059, Attention: General Counsel, and in the case of the Advisor, to the address set forth below, or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail.
12.
Parties in Interest; Assignment. This Agreement is made solely for the benefit of the Advisor and Celularity, its shareholders, directors and officers. No other person shall acquire or have any right under or by virtue of this Agreement. No party may sell, assign, transfer, or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, provided however, that, without such consent Celularity may assign this Agreement in connection with the transfer or sale of all, or substantially all, of its assets or business to which this Agreement relates, or the merger or consolidation of Celularity with another entity. Any attempted sale, assignment, transfer, conveyance, or delegation in violation of this Section shall be void.
13.
Entire Agreement; Amendments; Severability; Counterparts. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth in this Agreement. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.
14.
Applicable Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of New Jersey. Any and all claims, controversies and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort or statute, shall be governed by the laws of the State of New Jersey, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Any action arising out of this agreement shall be brought exclusively in a court of competent jurisdiction located in Morris County, New Jersey or the Federal District Court for the State of New Jersey.
15.
Waiver. The waiver of either party or the failure by either party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach or with respect to any provision thereof. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of this right hereafter to insist upon strict adherence to that term of any other term of this Agreement. Any waiver must be in writing and signed by the waiving party.
16.
Authority. This Agreement has been duly authorized, executed and delivered by and on behalf of Celularity and the Advisor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Andrew l. pecora, MD	Celularity Inc.
By: /s/ Andrew L. Pecora Name: Andrew L. Pecora, M.D. Date: August 23, 2022	By: /s/ Robert J. Hariri Name: Robert J. Hariri, MD, PhD Title: Chairman & CEO Date: September 21, 2022